Exhibit 10.1

Binding Term Sheet

This Term Sheet (this “Term Sheet”) represents the binding intention of Brownie’s Marine Group, Inc. (the “Buyer”) to acquire all of the equity interests of Submersible Systems, LLC (the “Company”) from its two equity owners (the “Sellers”). Upon execution and delivery of this Term Sheet, the parties agree to mutually negotiate, execute and deliver a merger agreement (the “Merger Agreement”) containing the terms and provisions provided below, including representations, warranties and indemnities customary for a transaction of this nature, and the ancillary agreements incorporating the other terms hereof. The parties intend that the merger (“Merger”) qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended.

Business:	The Company designs, tests, manufactures, distributes and sells scuba, diving and rescue equipment, and air compressors and nitrox generation fill systems (the “Business”).

Consideration:	The aggregate consideration to be paid by the Buyer to the Sellers for the outstanding equity interests of the Company will be $1,750,000, to be paid by the issuance of the Sellers’ Notes and the Equity Consideration.

Sellers’ Notes:	$350,000 of the aggregate consideration will be paid by the issuance of Sellers’ Note, with each Seller to receive a Sellers’ Note in the principal amount based on the total number of equity interests it holds in the Company, which shall have the following terms:

●	Term: 36 months from the closing.

●	Principal Payments: Within 30 days after each quarter, commencing on the first full quarter after the closing the Buyer shall pay as a reduction of the principal amount of the Note in cash payments equal to 50% of the Operating Income of the Company. Operating Income shall be the net income of the Company before interest, taxes, depreciation and amortization (but expressly excluding any overhead cost allocation applied to the Company by the Buyer). The final payment will be a balloon payment of the balance due upon the end of the term of the Sellers’ Note.

●	Interest Payments: The Buyer shall pay interest on the outstanding balance of the Note at the rate of 8.00% per annum. Interest shall be paid at the end of each 3-month period commencing on September 30, 2021 in shares of common stock of the Buyer (the “Common Stock”). The number of shares to be issued (the “Conversion Rate”) shall be based on the amount due on said date divided by the VWAP for the 180 days prior to the date of the parties’ execution of this Term Sheet or the closing date of the Merger Agreement, whichever results in a lower VWAP.

●	Conversion: The holder of a Sellers’ Note shall have the right to convert the Note, in whole or in part, at any time, within the 36-month term into shares of Common Stock at the Conversion Rate.

Equity Consideration:	$1,400,000 of the aggregate consideration shall be paid in shares of Common Stock, calculated at the Conversion Rate. Each Seller shall receive its pro rata portion of the Equity Consideration based on the total number of equity interests it holds in the Company.

Leak-Out Provision:	Shares of Common Stock issued to the Sellers, both pursuant to the Sellers’ Notes and Equity Consideration, shall not be transferred except as follows:

(i)	Up to 12.5% after a holding period of 6 months after closing;

(ii)	Up to 25% after a holding period of 9 months after closing;

(iii)	Up to 75% after a holding period of 24 months after closing; and

(iv)	Up to 100% after 36 months after closing.

The leak-out provisions can be waived by the Buyer if the Common Stock is trading either on the NYSE American or Nasdaq and has a rolling 30-day average trading volume of 50,000 shares per day; provided, however, that (i) only up to five percent (5%) of the previous days total volume can be sold in one day and (ii) the holder can only sell through executing trades “On the Offer.”

Adjustments
to Merger Consideration:	The amount of the Merger Consideration was determined based upon the Company’s balance sheet as of December 31, 2020, and further validated with the Company’s balance sheet as of May 31, 2021. The amount of the Merger Consideration shall be reduced by an amount equal to any non-operational deterioration to the Company’s cash balances in any form, including, without limitation, distributions, payroll, payments of any kind to the Sellers or non-employees of the Company, or payments of payroll to the Company’s employees inconsistent with that of average prior periods, and such amount will be deducted dollar-for-dollar from the principal amount of the Sellers’ Notes, on a pro-rata basis, without limitation.

Non-Compete:	For 5 years from the closing, Rick Kearney shall not, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business, or as an investor in or lender to any business which competes either directly or indirectly with the Company in the Business, subject to the terms and conditions of a definitive non-competition agreement to be agreed upon by the parties and executed at closing.

Management:	The board of managers of the Company shall consist of Christopher Constable and Robert Carmichael, with Rick Kearney holding a seat as a board observer.

Manufacturing:	After the closing, the Company will manufacture for Rick Kearney, or his assignee, the Company’s standard products, requiring no material modifications, for applications that are not currently a part of the Business; specifically related to medical devices for compressed gas delivery. The Company agrees to manufacture these products on the basis of the following cost structure:

Component Cost + Manufacturing Labor + Overhead Burden + 30%

If the product requires material modifications, the Company is under no obligation to produce the product. In the event the Company elects to produce the product with material modifications, the pricing for that product will be negotiated separately.

License of Intellectual Property:	Rick Kearney shall assign the trademark Nomad to the Company for no additional consideration.

Rick Kearney shall execute an exclusive license agreement, in a form acceptable to the Buyer, for (i) the patent for Snorkelator with a fee of $5 per sale of each Snorkelator, (ii) the trademark for Easy Dive, and (iii) the domain name easydive.us, for consideration of $30 per unit sold, which includes the $5 fee related to the Snorkelator included in each Easy Dive purchase, subject to Rick Kearney’s right to transfer his ownership interest in such intellectual property and the other terms and conditions of a definitive license agreement to be agreed upon by the parties and executed at closing.

Financial Reporting.	After the closing, the Buyer, the Company and Ligget & Webb, LLP, the Buyer’s independent auditor, or another mutually agreed upon audit firm, shall prepare and deliver, at the Buyer’s expense, audited financial statements of the Company in compliance with the American Institute of Certified Public Accountants’ generally accepted auditing standards for the years ended December 31, 2020 and 2019 (the “Audit”), and any required interim periods, and any other information as required for the Buyer’s filings in connection with the transactions contemplated by this Agreement under the Exchange Act.

Registration Rights:	The Sellers shall have “piggyback” registration rights with respect to the shares received as Equity Consideration and pursuant to the Sellers’ Notes.

Closing Date:	August 31, 2021 (or such other date as is mutually agreed to by the parties) but no later than August 31, 2021.

Expenses:	Each party shall bear their own respective expenses incurred in connection with this Term Sheet and the Merger.

Confidentiality.	This Term Sheet, and the transactions contemplated hereby, shall be confidential and shall not to be disclosed to anyone other than respective advisors and internal staff of the parties and necessary third parties. No press or other public releases will be issued to the general public concerning this Term Sheet or the transactions contemplated hereby, without the mutual consent of the parties, or as required by law.

Closing Conditions:	The closing of the Merger is subject to (a) consummation of Merger Agreement and all other required definitive agreements, (b) obtaining all necessary board, shareholder, and third-party consents, (c) satisfactory completion of all necessary technical and legal due diligence, and (d) satisfaction of other customary closing conditions.

Governing Law:	Florida.

IN WITNESS WHEREOF, the parties have executed this binding Term Sheet as of this 30th day of July, 2021.

BUYER:

BROWNIE’S MARINE GROUP, INC.

By:	/s/ Christopher Constable
Name:	Christopher Constable
Title:	Chief Executive Officer

COMPANY:

SUBMERSIBLE SYSTEMS, LLC

By:	/s/ Rick Kearney
Name:	Rick Kearney
Title:	Chief Executive Officer

SELLERS:

TIERRA VISTA GROUP, LLC

By:	/s/ Claude R. Walker
Name:	Claude R. Walker
Title:	Manager

SUMMIT HOLDINGS V, LLC

By:	/s/ Claude R. Walker
Name:	Claude R. Walker
Title:	Manager